UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2015

Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 614-289-5360

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Commercial Vehicle Group, Inc. (the “Company”) announced that Geoffrey W. Perich, President of Global Construction & Agriculture business, resigned from the Company effective February 1, 2015. The Company announced that a search is underway to find a permanent replacement for that role. In the interim period, Richard P. Lavin, the President & CEO of the Company will assume responsibility for the Global Construction & Agriculture business, with no additional compensation for Mr. Lavin.

On February 5, 2015, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Perich. The Separation Agreement provides, among other things, that the Company will pay Mr. Perich $100,000, the reasonable cost of relocating Mr. Perich’s family from China to their home country of Australia. Additionally, pursuant to the Separation Agreement, the Company will continue Mr. Perich’s international service employee benefit package he received as an employee, through June 30, 2015. Additionally, the Separation Agreement provides that any unvested equity awards outstanding after February 1, 2015 will be forfeited.

In the Separation Agreement, Mr. Perich agreed to non-disparagement covenants regarding the Company and its representatives, and confidentiality, noncompetition and non-solicitation covenants. In the Separation Agreement, Mr. Perich released and waived any and all claims against the Company and its representatives, in any jurisdiction, which may exist or may arise up to and including the date of the Separation Agreement, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment, except for the enforcement of the Separation Agreement.

(e) On February 2, 2015, the Board of Directors of the Company approved the Commercial Vehicle Group, Inc. 2015 Annual Incentive Plan (the “2015 Bonus Plan”). Each executive officer is eligible to participate in the 2015 Bonus Plan. The 2015 Bonus Plan is based solely on Company-wide and business unit financial performance goals represented as “Company Factor.”

The “Company Factor”, for Richard P. Lavin, our President and Chief Executive Officer; C. Timothy Trenary, our Chief Financial Officer; and any executive officers who are not assigned to a business unit, is based on the Company’s (consolidated level) achievement of net sales (weighted 20%), operating profit margin (weighted 60%) and operating profit after capital charge (“OPACC”) (weighted 20%). For any executive officers assigned to a business unit, the “Company Factor” is a mix of Company and business unit metrics to promote both a high level of collaboration and business unit “line of sight” performance, as follows: the business unit’s achievement of net sales (weighted 15%), operating profit margin (weighted 60%), business unit operating profit margin (weighted 10%), and OPACC (weighted 15%).

The Company’s net sales is defined as revenues as shown in the Company’s audited financial statements for the fiscal year ending December 31, 2015. The Company’s operating profit margin is defined as operating profit divided by net sales as shown in the Company’s audited financial statements for the fiscal year ending December 31, 2015. OPACC or operating profit after capital charge, is defined as Operating Profit, or Earnings before Interest and Taxes, less charges for capital employed in the business for fiscal year ending December 31, 2015.

The 2015 Bonus Plan reflects the following formula for calculating the annual cash incentive payment: base salary will be multiplied by the individuals’ “Target Factor” which is a percentage of base salary, multiplied by the “Company Factor” achievement. Award funding will be calculated independently for each component, with no payouts for below-threshold performance. The minimum payout of 25% of an individual’s target bonus opportunity will be paid at the threshold level of performance. 100% of an individual’s target bonus opportunity will be paid at the target level of performance. 200% of an individual’s target bonus opportunity will be paid at the maximum level of performance. Payouts for results between the threshold and target levels of performance and between the target and maximum levels of performance will be determined using a straight line interpolation.

The Target Factor was set as follows: for Mr. Lavin, 100% of his base salary; for each of Mr. Trenary; Patrick Miller, President, Global Truck and Bus; and Brent Walters, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, 75% of their base salary.

The Compensation Committee has the discretion to review, modify and approve the calculation of the annual performance goals and determine the amount of any bonuses payable under the 2015 Bonus Plan for the sole purpose of ensuring that the incentive payments are calculated with the same intentions in which the targets were set for the year, including making adjustments to eliminate the effects of restructuring and other (income) expenses not foreseen at the time the 2015 Bonus Plan was established.

In addition, the Compensation Committee has the discretion to increase or decrease the payouts based on significant differences in individual performance of each of the executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

February 5, 2015	By:	/s/ Richard P. Lavin
	Name:	Richard P. Lavin
	Title:	President & Chief Executive Officer